Exhibit 10.4

EMPLOYMENT AND RETENTION AGREEMENT

THIS EMPLOYMENT AND RETENTION AGREEMENT (the "Agreement") is executed as of this 2nd day of July, 2013, by and between Sealy Corporation, a Delaware corporation (the "Company"), and Lawrence J. Rogers, an individual ("Employee"). Tempur-Pedic International Inc., a Delaware corporation ("Tempur-Pedic") is also a party to this Agreement for certain purposes, including Sections 2.3 and Articles III-VI.

PREAMBLE

A.	The Company was acquired by Tempur-Pedic on March 18, 2013 (the “Sealy Transaction”);

B.	Employee is a party to an employment agreement with Sealy entered into on or about July 22, 2008, and amended on or about December 30, 2008 and December 12, 2011, and also has been a participant in the Sealy Executive Severance Benefit Plan or Plans (the employment agreements, amendments thereto and the severance plans, collectively, “Employee’s Prior Sealy Agreement”); and

C.	The Company desires to retain the services of the Employee during the twelve (12) month period immediately following the Sealy Transaction and, in order to do so, is entering into this Agreement to provide compensation to retain the Employee through continued employment under the terms of this Agreement.

NOW, THEREFORE, as an inducement for and in consideration of terminating Employee’s Prior Sealy Agreement and of Employee remaining in the Company’s employ, the Company agrees that the Employee shall receive the compensation and benefits set forth in this Agreement in the circumstances described herein.

AGREEMENT

In consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,

ARTICLE I

EMPLOYMENT

1.1 Term of Employment. This Agreement shall be effective as of March 18, 2013, following execution of this Agreement by both parties (the “Commencement Date”). The Company agrees to employ Employee, and Employee accepts employment by the Company, for the period commencing on the Commencement Date and ending on the first anniversary of the Commencement Date (the "Initial Term"), subject to earlier termination as hereinafter set forth in Article III. Unless earlier terminated in accordance with Article III, this Agreement shall be automatically renewed following the expiration of the Initial Term for successive six (6) month periods (collectively, the "Renewal Terms"; individually, a "Renewal Term") unless, at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, either party provides the other with written notice of intention not to renew, in which case the Employee's employment with the Company, and the Company's obligations hereunder, shall terminate as of the end of the Initial Term or said Renewal Term, as applicable. Except as otherwise expressly provided herein, the term of this Agreement during any Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Employee and Tempur-Pedic’s Chief Executive Officer.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

1.2 Position and Duties. Employee shall be employed in the position of President and Chief Executive Officer, Sealy Corporation. In such capacity, Employee shall be subject to the authority of, and shall report to, Tempur-Pedic's Chief Executive Officer. Employee's duties and responsibilities shall include those customarily attendant to Employee's position and such other duties and responsibilities as may be assigned from time to time by Tempur-Pedic's Chief Executive Officer. Employee shall devote Employee's entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability. Employee may retain an office at or near his present location in Trinity, North Carolina, but shall be expected to travel as necessary to participate fully with Tempur-Pedic’s business.

1.3 Other Documents. On or as soon as practicable following the Commencement Date the Employee will execute and deliver to the Company the Tempur-Pedic Corporate Governance Handbook Acknowledgement, in the form previously furnished by Tempur-Pedic.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. The Company shall pay Employee during the Initial Term of this Agreement a base salary of Seven Hundred Sixty Thousand Dollars ($760,000.00) (the “Base Salary"), payable in accordance with the normal payroll practices of the Company. The Employee will be eligible to be considered for an increase in Base Salary in accordance with the Company’s usual compensation schedule. Annual compensation modifications thereafter, if any, will be made at the discretion and approval of Temepur-Pedic’s Board of Directors in accordance with the Company’s compensation policies.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

2.2 Performance Bonus.

(a) Employee will be eligible to earn an annual performance-based bonus based on performance criteria approved by Tempur-Pedic's Board of Directors or its Compensation Committee for each full or pro rata portion of any fiscal year during which Employee is employed by the Company (each, a "Bonus Year"), the terms and conditions of which as well as Employee's entitlement thereto being determined annually in the sole discretion of Tempur-Pedic's Board of Directors or its Compensation Committee (the "Performance Bonus"). The amount of the Performance Bonus will vary based on the achievement of business and individual performance criteria established by Tempur-Pedic's Board of Directors or its Compensation Committee, but the performance criteria will be set to target a Performance Bonus equal to a designated percentage of Base Salary as of December 31st of the applicable Bonus Year if the performance criteria are met (the "Target Bonus"). For 2013, Employee’s Target Annual Bonus Percentage shall equal One Hundred percent (100%) of Employee’s annual Base Salary.

2.3 Retention Incentives.

(a)            Cash Retention Bonus. In accordance with the terms and conditions of The Tempur-Pedic International Inc. Severance and Retention Plan (the “Retention Plan”), the Company shall pay Employee a Cash Retention Bonus in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), pursuant to the vesting schedule below, if Employee remains employed by the Company through the conclusion of the twelve (12) month period commencing on the closing date of the Sealy Transaction (the “Retention Period”) while fulfilling all obligations set forth in this Agreement. One Hundred percent (100%) of this Cash Retention Bonus shall be earned upon Employee’s satisfactory completion of twelve (12) months of employment hereunder. The total amount of this Cash Retention Bonus shall not exceed $1,500,000. The Cash Retention Bonus will be paid in a single lump sum within 30 days following the end of the Retention Period. Except as otherwise provided in this paragraph, the Cash Retention Bonus will be subject to all of the requirements of the Retention Plan.

(b)            TPX Equity Retention Grant. In accordance with the terms and conditions of the Retention Plan, Employee shall, on the closing date of the Sealy Transaction, be granted restricted stock units (the “RSUs”) under the the Amended and Restated Tempur-Pedic International Inc. 2003 Equity Incentive Plan, as amended, having a grant date fair value equal to One Million Five Hundred Thousand Dollars ($1,500,000). One Hundred percent (100%) of the RSUs shall vest upon Employee’s satisfactory completion of twelve (12) months of employment hereunder. Each RSU shall be settled in shares of Tempur-Pedic stock in a single lump sum within 30 days following the date on which the RSUs vest. Except as otherwise provided in this paragraph, the Equity Retention Grant will be subject to all of the requirements of the Retention Plan.

2.4 Benefit Plans. Employee will be eligible for and continue to participate in the Company’s existing welfare and retirement plans that are generally applicable to all executive employees thereof, in accordance with the terms and conditions of such plans, as an employee hereunder for purposes of 2013.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

2.5 Expenses. The Company shall reimburse Employee for all authorized and approved reasonable expenses incurred in the course of the performance of Employee's duties and responsibilities pursuant to this Agreement and consistent with the Company's policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

2.6 Relocation Expenses. Upon your termination of employment due to termination of this Agreement at the end of the Initial Term and Renewal Terms, if any, or upon termination in accordance with Sections 3.2(a) or (b), below, the Company shall pay you $150,000 in a single lump sum to cover your moving expenses (including packing and unpacking of household goods) from your current primary residence to a residence in Canada.

2.7 Withholding. All payments to be made by the Company hereunder will be subject to any withholding requirements.

ARTICLE III

TERMINATION

3.1 Termination of Employment Agreement; Release of Claims. In consideration of this Agreement and the Retention Benefits, as defined in the Retention Plan, and other benefits provided to Employee hereunder, the Parties agree that Employee’s Prior Sealy Agreement shall be null and void and of no further force and effect, and neither Party shall have any further obligation to the other pursuant to it. Employee relinquishes and forever waives any and all rights in or claims that he now has or may have under Employee’s Prior Sealy Agreement. The Employee acknowledges that his compensation and benefits are governed by this Agreement, in lieu of any application of the provisions of Section 6.8 of the Agreement and Plan of Merger, dated as of September 26, 2012, relating to the Sealy Transaction.

3.2 Right to Terminate: Automatic Termination.

(a) Termination by Company Without Cause. Subject to Section 3.3, the Company may terminate Employee's employment and all of the Company's obligations under this Agreement at any time and for any reason.

(b) Termination by Employee for Good Reason. Subject to Section 3.3, Employee may terminate his employment obligation hereunder (but not his obligations under Article IV hereof) for "Good Reason" (as hereinafter defined) if Employee gives written notice thereof to the Company within thirty (30) days of the event he deems to constitute Good Reason (which notice shall specify the grounds upon which such notice is given) and the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. "Good Reason" shall mean any of the following: (i) relocation of Employee's principal workplace over sixty (60) miles from the Company's existing workplaces without the consent of Employee (which consent shall not be unreasonably withheld, delayed or conditioned), or (ii) the Company's material breach of this Agreement or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by the Company from Employee of written notice of such breach.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

(c) Termination by Company for Cause. Subject to Section 3.3, the Company may terminate Employee's employment and all of the Company's obligations under this Agreement at any time "For Cause" (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. "For Cause" shall mean any of the following: (i) Employee's willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee's position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Tempur-Pedic Chief Executive Officer which specifically identifies the manner in which Employee has not substantially performed the assigned duties and allowing Employee thirty (30) days after receipt by Employee of such notice to cure such failure to perform, (ii) material breach of this or any other written agreement between Employee and Tempur-Pedic or the Company which is not cured within thirty (30) days after receipt by the Employee from the Company of written notice of such breach, (iii) any material violation of any written policy of Tempur-Pedic or the Company which is not cured within thirty (30) days after receipt by Employee from Tempur-Pedic or the Company of written notice of such violation, (iv) Employee's willful misconduct which is materially and demonstrably injurious to Tempur-Pedic or the Company, (v) Employee's conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (vi) Employee's commission of an act of fraud, embezzlement, or misappropriation against Tempur-Pedic or the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur-Pedic’s or the Company's business. For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of Tempur-Pedic and the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Tempur-Pedic Board of Directors or based upon the written advice of counsel for Tempur-Pedic shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Tempur-Pedic and the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the Tempur-Pedic Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Tempur-Pedic Board of Directors Employee committed the conduct set forth above in (i), (ii), (iii), (iv), (v) or (vi) of this Section and specifying the particulars thereof in detail.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

(d) Termination Upon Death or Disability. Subject to Section 3.3, Employee's employment and the Company's obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee's death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, "disability" means the inability of Employee, due to a physical or mental impairment, for ninety (90) days (whether or not consecutive) during any period of 360 days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by Tempur-Pedic’s Board of Directors in consultation with a physician selected by Tempur-Pedic’s or the Company's health or disability insurer or another physician mutually satisfactory to the Company and the Employee. The Employee shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.2 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either Tempur-Pedic, the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee's rights under State workers compensation laws or State or federal Family and Medical Leave laws.

3.3 Rights Upon Termination.

(a) Termination by Nonrenewal. If Employee's employment terminates pursuant to Section 1.1 at the end of the Initial Term or at the end of a Renewal Term, if any, following notice from either party of nonrenewal, Employee shall have no further rights against Tempur-Pedic or the Company hereunder, except for the right to receive (i) any unpaid Base Salary earned to date, (ii) the value of any accrued but unused vacation, and (iii) reimbursement of expenses to which Employee is entitled under Section 2.5 hereof (collectively, the “Accrued Benefits”), and, with respect to a termination at the end of the Initial Term, following execution of a release and waiver in a form satisfactory to Tempur-Pedic and the Company, the retention payments described Sections 2.3(a) and (b), which shall be paid in a lump sum in cash and, with respect to RSUs, shares, within 90 days following Employee’s termination of employment, provided that Employee has delivered the release described above and the release has become effective.

(b) Section 3.2(a), 3.2(b) and 3.2(d) Termination During Initial Term. If Employee's employment terminates pursuant to Sections 3.2(a), 3.2(b) or 3.2(d) hereof prior to the end of the Initial Term, Employee shall have no further rights against Tempur-Pedic or the Company hereunder, except for the right to receive the Accrued Benefits and, following execution of a release and waiver in a form satisfactory to Tempur-Pedic and the Company, the retention payments described in Sections 2.3(a) and (b), which shall be paid in a lump sum in cash and, with respect to RSUs, shares, within 90 days following Employee’s termination of employment, provided that Employee has delivered the release described above and the release has become effective.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

(c) Section 3.2(a) and 3.2(b) Termination After Initial Term. If Employee's employment terminates pursuant to Section 3.2(a) or 3.2(b) hereof after the end of the Initial Term, but before the end of a Renewal Term, if any, Employee shall have no further rights against Tempur-Pedic or the Company hereunder, except for the right to receive the Accrued Benefits and, following execution of a release and waiver in a form satisfactory to Tempur-Pedic and the Company, (i) payment of Base Salary for twelve (12) months (the "Severance Period"), payable in accordance with the normal payroll practices of the Company, and (ii) continuation of the welfare benefits as in effect from time to time for the duration of the Severance Period. The severance amounts described in subsection (i) shall commence within 90 days following Employee’s termination of employment, provided that Employee has delivered the release described above and the release has become effective.

(d) Section 3.2(c) Termination. If Employee's employment is terminated pursuant to Section 3.2(c) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee or Employee's estate shall have no further rights against either Tempur-Pedic or the Company hereunder, except for the right to receive, following execution of a release and waiver in a form satisfactory to Tempur-Pedic and the Company, (i) any unpaid Base Salary earned to date and (ii) reimbursement of expenses to which Employee is entitled under Section 2.5 hereof.

ARTICLE IV

CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION

4.1 Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:

(a) Definitions. For purposes of this Agreement, the following terms are defined as follows:

(1) "Trade Secret" means all information possessed by or developed for Tempur-Pedic or the Company or any of their subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

(2) "Confidential Information" means information, to the extent it is not a Trade Secret, which is possessed by or developed for Tempur-Pedic or the Company or any of their subsidiaries and which relates to Tempur-Pedic’s or the Company's or any of their subsidiaries' existing or potential business or technology, which information is generally not known to the public and which information Tempur-Pedic or the Company or any of their subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by Tempur-Pedic or the Company or any of their subsidiaries from others which Tempur-Pedic or the Company or any of their subsidiaries has an obligation to treat as confidential.

(b) Nondisclosure of Confidential Information. Except as required in the conduct of the Company's or any of its subsidiaries' business or as expressly authorized in writing on behalf of Tempur-Pedic or the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, following the termination for any reason of Employee's employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business. This prohibition also does not prohibit Employee's use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

(c) Trade Secrets. During Employee's employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of Tempur-Pedic’s or the Company's or any of their subsidiaries' Trade Secrets and, after termination of employment, Employee shall not use or disclose Tempur-Pedic’s or the Company's or any of their subsidiaries' Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

(d) Copyright. All copyrightable work by the Employee relating to the Company's business or the business of any subsidiary or affiliate of the Company during the term of the Employee's employment by the Company is intended to be "work made for hire" as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company. If the copyright to any such copyrightable work is not the property of the Company by operation of law, the Employee will, without further consideration, assign to the Company all right, title and interest in such copyrightable work and will assist the Company and its nominees in every way, at the Company's expense, to secure, maintain and defend for the Company's benefit, copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and remain the property of the Company whether copyrighted or not.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

(e) Exceptions. The provisions of paragraphs (b) and (c) above will not be deemed to prohibit any disclosure that is required by law or court order, provided that Employee has not intentionally taken actions to trigger such required disclosure and Tempur-Pedic and the Company are given reasonable prior notice and an opportunity to contest or minimize such disclosure.

4.2 Non-Competition.

(a) During Employment. During Employee's employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with Tempur-Pedic, the Company or any of their subsidiaries.

(b) Subsequent to Employment. For a one (1) year period following the termination of Employee's employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner, other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter), directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of Tempur-Pedic, the Company or any of their subsidiaries (including without limitation any retailer that does not sell Sealy and/or Tempur-Pedic products or those businesses listed on Exhibit A attached hereto) within any geographical location wherein Tempur-Pedic, the Company or any of their subsidiaries produces, sells or markets its goods and services at the time of such termination or within a one (1) year period prior to such termination.

4.3 Non-solicitation. For a one (1) year period following the termination of Employee's employment for any reason or without reason, Employee shall not solicit or induce any person who was an employee of Tempur-Pedic, the Company or any of their subsidiaries on the date of Employee's termination or within three (3) months prior to leaving his employment with the Company or any of its subsidiaries to leave their employment with Tempur-Pedic or the Company.

4.4 Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all Tempur-Pedic’s, the Company’s or any of their subsidiaries’ papers, documents and things, including information stored for use in or with computers and software applicable to Tempur-Pedic’s, the Company’s or any of their subsidiaries’ business (and all copies thereof), which are in Employee's possession or under Employee's control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

4.5 No Conflicts. To the extent that they exist, Employee will not disclose to the Company or any of its subsidiaries any of Employee's previous employer's (not including the Company) confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties. In addition, Employee and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future. Therefore, the Employee agrees that, following termination of employment with the Company, Tempur-Pedic or the Company may forward a copy of Article IV of this Agreement (and any related Exhibits hereto) to any future prospective or actual employer, and the Employee releases Tempur-Pedic and the Company from any claimed liability or damage caused to the Employee by virtue of the Company's act in making that prospective or actual employer aware of Article IV of this Agreement (and any related Exhibits hereto).

4.6 Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of Tempur-Pedic and the Company, and such covenants and duties will not place an undue burden upon Employee's livelihood in the event of termination of Employee's employment by the Company and the strict enforcement of the covenants contained herein.

4.7 Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to Tempur-Pedic and the Company for which money damages would be an inadequate remedy. Accordingly, notwithstanding the provisions of Article V below, Tempur-Pedic and the Company shall in any such event be entitled to seek injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party's costs (including, without limitation, reasonable attorneys' fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, by statute or pursuant to Article V below.

Without limiting Tempur-Pedic’s and the Company’s rights and remedies hereunder, at law or in equity, the Employee acknowledges and agrees that the right of the Employee to receive and retain any payments otherwise due will be suspended and cancelled if and for so long as the Employee is in breach of any provision of this Agreement. Tempur-Pedic and the Company may withhold payment of, or require repayment of, any Base Salary or retention incentive payment or both of them, or any other payment, benefit, or delivery of shares described herein in the event Employee breaches this Agreement. If and when the Employee has cured any such breach and has tendered to Tempur-Pedic or the Company any and all economic benefits directly or indirectly received and receivable by the Employee arising there from, such payment or payments will automatically be reinstated, but only for the remainder of the period, if any, during which such payments are due.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

ARTICLE V

AGREEMENT TO SUBMIT ALL EXISTING OR FUTURE DISPUTES TO BINDING ARBITRATION

The Company and Employee agree that any controversy or claim arising out of or related to this Agreement or Employee's employment with or termination by the Company that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Unless otherwise agreed to by the parties at the start of the arbitration process, said arbitration shall be conducted in Lexington, Kentucky. The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by the Agreement or applicable law. The parties agree that the costs of the arbitrator's services shall be borne by the Company. The parties further agree that the arbitrator's decision will be final and binding and enforceable in any court of competent jurisdiction. In addition to the A.A.A.'s Arbitration Rules and unless otherwise agreed to by the parties, the following rules shall apply:

(a) Each party shall be entitled to discovery under the Federal Rules of Civil Procedure exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to fifteen (15) written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals;

(b) Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator; and

(c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within thirty (30) days of commencement of the hearing.

The arbitrator's authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party's legal position in any such controversy or claim is the more substantially correct (the "Prevailing Party") and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

Notwithstanding the foregoing provisions of this Article V, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement without submission of the underlying dispute to an arbitrator. Such remedy shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

(a) If to the Company:	Tempur-Pedic International Inc.
1000 Tempur Way
Lexington, KY 40511-1386
Attention: Chief Executive Officer

(b) If to Employee:	Lawrence J. Rogers
At the address on file with the Company’s Human Resources Department as updated from time to time

6.2 Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements amng the parties with respect to the subject matter hereof, including, without limitation, Employee’s Prior Sealy Agreement.

6.3 Miscellaneous. This Agreement may be altered, amended or modified only in writing, signed by both the Employee and Tempur-Pedic’s Chief Executive Officer, except that either party may update its address set forth in Section 6.1 by providing a Notice of the updated address in the manner set forth in Section 6.1. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

6.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party's respective heirs, legal representatives, successors and assigns.

6.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

6.6 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

6.7 Governing Law: Jurisdiction; Construction. This Agreement shall be governed by the internal laws of the Commonwealth of Kentucky, without regard to any rules of construction that would require application of the laws of another jurisdiction. Any legal proceeding related to this Agreement and permitted under Section 4.7 and Article V hereof must be litigated in an appropriate Kentucky state or federal court, and both the Company and the Employee hereby consent to the exclusive jurisdiction of the Commonwealth of Kentucky for this purpose. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement, and accordingly each party waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party responsible for the drafting thereof.

6.8. Effective Date. The terms and conditions of this Agreement shall be effective as of the Commencement Date. In the event of the failure of Employee to commence his employment with the Company (or at such other date as the Employee and the Company may mutually agree), this Agreement shall be null and void and of no force or effect.

6.9. Tax Compliance.

(a) The Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized by Employee. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A (together with any implementing regulations, "Section 409A") of the Code while preserving insofar as possible the economic intent of the respective provisions, so that Employee will not be subject to any tax (including interest and penalties) under Section 409A.

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

(b) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (I) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding anything to the contrary in this Agreement, if Employee is a "specified employee" as determined pursuant to Section 409Aas of the date of Employee's "separation from service" as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a "deferral of compensation" within the meaning of Section 409Aand cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A,then any such payment or entitlement which is payable during the first six (6) months following Employee's "separation from service" shall be paid or provided to Employee in a cash lump-sum on the first business day of the seventh calendar month immediately following the month in which Employee's "separation from service" occurs or, if earlier, upon the Employee's death. In addition, any payments or benefits due hereunder upon a termination of Employee's employment which are a "deferral of compensation" within the meaning of Section 409A shall only be payable or provided to Employee (or Employee's estate) upon a "separation from service" as defined in Section 409A. Finally, for the purposes of this Agreement, amounts payable under Section 3.3 shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 - A-6.

(e) To the extent that Section 409A would apply to any payments under this Agreement that are contingent on Employee delivering a release and the release becoming effective, if the 90-day period during which Employee must deliver the release begins in one calendar year and ends in another calendar year, then the payments subject to Section 409A will always occur or commence in the later calendar year

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Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com
14

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

COMPANY:

Sealy Corporation

By:	/s/ Dale E. Williams

Title:	EVP & CFO

TEMPUR-PEDIC:

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ Brad Patrick

Title:	EVP/CHRO

EMPLOYEE:

/s/ Lawrence J. Rogers
Lawrence J. Rogers

WITNESSED BY:

/s/ Carmen Dabiero

Date: 7/10/2013

Tempur-Pedic International Inc.
1000 Tempur Way, Lexington, KY 40511-1386
Phone (859) 455-1000 www.tempurpedic.com

Exhibit A

Competitive Enterprises of the Company and its Affiliates

Kingsdown
Select Comfort
Serta and any direct or indirect parent company, licensee or affiliate
Simmons Company/Beautyrest and any direct or indirect parent or affiliate company
Spring Air and any licensee or affiliate